EXHIBIT 10.13
                               LICENSE AGREEMENT

     THIS AGREEMENT is entered into as of the 12th day of March 1999, between Rite Aid Corporation, a Delaware corporation ("Licensor"), and Cardivan Company, a Nevada corporation ("Licensee"). Licensee and Licensor are collectively referred to as "the Parties".

     1. Purpose. This Agreement sets forth the terms and conditions under which the Licensee shall have the exclusive right to operate certain gaming devices (the "Devices") (i) within each of the stores operated by Licensor in the State of Nevada which are designated on Exhibit "A" attached hereto and incorporated herein by reference (the "Existing Locations"), and (ii) in any additional stores other than stores deemed replacement stores under the License Agreement between Rite Aid Corporation and Corral Coin, Inc. dated March 12, 1999, opened or acquired by Licensor or an affiliate of Licensor for business to the public in the state of Nevada during the term of this Agreement which becomes subject to this Agreement pursuant to Section 4(c) hereof (the "New Locations", together with the Existing Locations, the
 "Licensed Locations"). Notwithstanding the foregoing, an off-site replacement of a Licensed Location which constitutes a "replacement store" in accordance with Licensor's internal policies, which opens concurrently with the closing of the Licensed Location it is replacing, and which is located not more than two miles from the Licensed Location it is replacing, shall not constitute a New Location for purposes of this Agreement.

     2. License. Licensor hereby grants to Licensee the use of such amount of space (the "Gaming Space") as is reasonably required to set up the number of Devices currently permitted at such Licensed Location. The Gaming Space shall be located as close to the entrance and checkstand of the Licensed Location as is reasonably practicable with the exact location and square footage of the Gaming Space to be determined by mutual agreement of the parties. Upon agreement of the Gaming Space, Licensor will not change location of, or reduce the Gaming Space without Licensee's written consent. Licensee is also hereby granted an exclusive right to operate up to the maximum number of Devices currently allowed by the State of Nevada in each of the Licensed Locations. However, Licensee may not operate fewer than RCT Devices at any Licensed Location in Clark County or the city limits of either Reno or Carson City.

     3. Term. The term of the license for each Licensed Location shall begin on RCT and shall expire at midnight on RCT. Licensee shall have first right of refusal as against any other licensed operator to operate the Devices on the premises of the Licensed Locations upon the expiration of this Agreement. On or before the expiration of this Agreement, and upon Licensor's disclosure to Licensee of the terms of another licensed operator's firm offer, Licensee shall have thirty days to notify Licensor of its intention to match such offer.

     4.  Fees.

         a. During the initial term of this License Agreement, Licensee agrees to pay Licensor the following amount per Licensed Location per month:


Licensed Location                 Monthly Fee Per Licensed Location
___________________               ___________________________________

                                  RCT     RCT     RCT      RCT

Rite Aid #6114                    RCT     RCT     RCT      RCT (1)

Rite Aid #6115                    RCT     RCT     RCT      RCT

Rite Aid #6116                    RCT     RCT     RCT      RCT (1)

Rite Aid #6121                    RCT     RCT     RCT      RCT

Rite Aid #6217                    RCT     RCT     RCT (1)  RCT (1)


(1) Subject to RCT or more Licensed Locations in operation, including the Licensed Locations in operation under the License Agreement between Rite Aid Corporation and Corral Coin, Inc. dated March 12, 1999. If less than RCT Licensed Locations in operation, monthly fee is the amount listed above for the period RCT through RCT.

       b. During the term of this Agreement, Licensee agrees to pay Licensor the following amount per month for New Locations.


Location (2)            Period       Monthly Fee Per New Location
_________________       ______       ____________________________

Clark County              RCT                  RCT
                          RCT                  RCT
                          RCT                  RCT (1)
                          RCT                  RCT (1)

Reno/Carson City          RCT                  RCT
(city limits)             RCT                  RCT
                          RCT                  RCT
                          RCT                  RCT

(1) Subject to RCT or more Licensed Locations in operation, including the Licensed Locations in operation under the License Agreement between Rite Aid Corporation and Corral Coin, Inc. dated March 12, 1999. If less than RCT locations in operation, monthly fee for New Locations is the amount listed above for the period RCT through RCT.

(2) For New Locations outside of Clark County or the city limits of either Reno or Carson City, the monthly fee will be mutually agreed upon by the Parties based on factors associated with each New Location.

       c. During the term of this Agreement, if Licensor opens or acquires any New Location and Licensor determines to include Devices at such New Location, Exhibit A hereto shall be amended to include such New Location.
For store #6217 and New Locations opened or acquired on or after RCT, the fees due pursuant to this Section 4 shall be RCT of the then monthly fee during the RCT period following the date store #6217 and any New Locations are opened for business by Licensor; provided, that if Licensor has not taken all steps required to be taken by it to permit Licensee to commence operations at a New Location, the RCT period shall not commence until all such actions have been taken.

       d. In the event an Existing Location is closed for renovation for a period of RCT or more, the Fees with respect to such renovated Existing Location shall be RCT of the then applicable monthly fee due pursuant to this
Section 4 during the RCT period following the date such renovated Existing Location is reopened for business by Licensor; provided, that if Licensor has not taken all steps required to be taken by it to permit Licensee to recommence operations at such Existing Location, the RCT period shall not commence until all such actions have been taken.

       e. The above fee shall be due and payable on the first day of each month. Fees for any partial month shall be prorated.

       f. In the event that (i) Licensor should effect a material reduction in the hours of operation of the Licensed Locations, from the hours of operation in effect on the date of this Agreement, or (ii) there should be a change in the laws or regulations applicable to the operation of gaming devices in retail food and drug facilities which has the effect of materially reducing the revenues received by Licensee from its operation of the Devices hereunder, or (iii) a smoking ban is imposed at a Licensed Location by either Federal, state or local authorities, or by the terms of a lease agreement between Licensor and a third party, the parties shall negotiate in good faith to arrive at an equitable adjustment to the terms of this Agreement.

     5. Taxes. Licensee agrees to pay all taxes (other than real estate taxes) payable in connection with the conduct of its business in the Licensed Locations, including personal property taxes levied against the Devices, fixtures, and other personal property of the Licensee in the Licensed Locations. Licensee will pay all social security, unemployment, and old age benefit taxes, state, federal, and local, or other similar taxes due with respect to employees or wages paid to employees of the Licensee in the Licensed Locations. Licensee will maintain and pay all license fees, federal, state, county, or city, necessary for its operations in the Licensed Locations.

     6. Security System on Premises. If a Licensed Location is not open twenty-four (24) hours a day, seven (7) days a week, Licensor agrees to install and maintain or have maintained, a burglar alarm system at such Licensed Location that is monitored at a central station over a dedicated phone line. Said alarm system will cover all apertures in the walls and ceiling of the Licensed Location and will include a motion detector which will cover the area occupied by the Devices. Said alarm system will cause a phone line failure violation at the alarm company's central station anytime the phone line from the Licensor's premises to the alarm central office is cut or disrupted.

     7. Use and Operation. Licensee agrees to use the Gaming Space within the Licensed Locations for the sole purpose of operating the Devices in such space and will at all times conduct its business in a first-class business like and attractive high-grade and proper manner, including, without limitation, (1) maintaining the Devices in good condition and repair at its own expense and at no expense to Licensor; (2) replacing any out of date Devices at its own expense with modern, up-to-date Devices from time to time;
(3) employing a change cashier or installing money changing devices so that the store cashiers in the Licensed Location will not be required to make change for the operation of the Devices; and (4) not employing any person or persons within the Licensed Locations deemed objectionable by Licensor. Upon request of Licensor, Licensee agrees to remove any such objectionable employee as quickly as reasonably possible under existing federal, state, and local laws. Signs of such type and size as may be mutually agreed upon by Licensor and Licensee shall be placed by Licensee in a conspicuous place at each of the Licensed Locations stating that Licensee is the owner and operator of the Devices. Licensor may not ban smoking in the Gaming Spaces unless such change is required by law, lease or regulation.

     8. Title to Property. All personal property (including, without limitation, the Devices) placed on the Licensed Locations by Licensee shall be and remain the personal property of Licensee (except as provided in Section 13 with respect to default) and, upon the expiration or earlier termination of this Agreement, Licensee shall within ten (10) days thereafter and at its sole expense, remove from the Licensed Locations all such personal property and restore such Licensed Locations to their original conditions, ordinary wear and tear excepted.

     9. General Covenants. Licensee agrees to comply with all applicable laws, ordinances, and governmental regulations now in force or hereafter enacted relating to the business operations of the Licensee in the Licensed Locations; to make any and all alterations, repairs, and changes, at its expense, required by any such laws, ordinances, or governmental regulations; to maintain the Gaming Space occupied by Licensee within each of the Licensed Locations in a clean state and in good condition and repair; not to make any alterations in such space without the prior written consent of Licensor; and at the expiration or termination of this Agreement, to surrender peaceable possession thereof to Licensor in as good condition as it received the same, loss or damage by fire (except if caused by the act or neglect of Licensee or its employees) and wear and tear resulting from reasonable use excepted.

     10. Indemnification and Insurance. Licensee agrees to indemnify and hold Licensor harmless from all claims, demands, causes of action, losses, damages, and liability, including costs and expenses and reasonable attorneys' fees incurred by Licensor in connection with any claim by third parties, including employees of Licensee, for injury to or death or damage to property occurring in or on or about the portions of the Licensed Locations licensed to Licensee or arising out of operations conducted by Licensee. Licensee, at its own cost and expense, shall maintain commercial general liability and automobile liability insurance with a limit of not less than $1,000,000 applicable to any one occurrence. Such insurance shall name Licensor as an additional insured with respect to operations conducted in connection with this Agreement. Licensee shall maintain Workers' Compensation insurance for its employees in the form required by the State of Nevada or provide Workers' Compensation on a self-insured basis in compliance with applicable Nevada regulations. Licensee shall, upon request, provide Licensor with certificate(s) evidencing the foregoing insurance coverages. Whether or not it elects to insure its personal property at locations covered by this Agreement, Licensee hereby waives any right of recovery from Licensor for any loss or damage to such property resulting from any of the perils insured against in the standard form fire insurance policy with Extended Coverages and Vandalism and Malicious Mischief Endorsements. To the extent that any insurance maintained by Licensee includes coverage against additional perils, this waiver shall apply with respect to loss damage resulting from such other perils.

     11. Termination of License. If Licensor ceases to do business in any of the Licensed Locations for any reason whatsoever, this License Agreement shall terminate as to the Licensed Locations where such business is discontinued, effective at the time of such discontinuance, and thereafter no license fees shall be payable under this Agreement with respect to the Licensed Locations at which Licensor ceases to do business. If Licensor ceases to do business in a location other than at the end of a calendar month, the license fee for the month in which business ceases shall be prorated. This License Agreement will continue to apply to all remaining Licensed Locations.

     12. Interruption of Business. If the business of any Licensed Locations subject to this Agreement is substantially interrupted by reason of a major remodeling, fire, other casualty, or any other cause not the fault of Licensee, and such interruption substantially and adversely affects the business of Licensee in such Licensed Location, then, from and after such interruption and until the cause thereof has been corrected or eliminated, the fees due Licensor hereunder for such Licensed Locations shall be equitably reduced or abated to the extent agreed between the parties.

     13. Default. If Licensee defaults in the payment of the fees payable by it hereunder or fails to perform any other of its obligations under this Agreement, and Licensee fails to cure such default within a period of fifteen
(15) days after written notice from Licensor and such default is not cured within the applicable grace period provided therein, then Licensor shall have all rights and remedies now or hereafter provided by law and, in addition, may do any one or more of the following:

       (a) Terminate this Agreement by giving written notice to Licensee; resume possession of the space occupied by Licensee in the Licensed Locations; retain all Devices, fixtures, and other personal property of Licensee remaining on such space and full right and authority to sell, lease, or otherwise dispose of the same or to store the same, all at the expense of Licensee; and to recover from Licensee all fees due under this Agreement had it not been terminated, less the net amount realized by Licensor from any such sale, lease, or other disposition.

       (b) Without terminating this Agreement, reenter and assume possession of the space so licensed and of all Devices, fixtures, and other personal property of Licensee located therein and relet the space and sell, lease, or otherwise dispose of the Devices, fixtures, and other personal property, all on such terms and conditions as Licensor deems advisable, and in any such event, Licensee shall pay promptly upon demand the difference between the fees due under this Agreement for the period of such reletting (but not beyond the term of this Agreement) and the net amount received by Licensor from such reletting and from such sale, lease, or other disposition.

       (c) To treat all amounts due and not paid by Licensee to the date of such default, together with all amounts payable under this Agreement during the remaining term of this Agreement following such default, as an indebtedness of Licensee immediately due and payable to Licensor and recover the same.

     In the event of any such default, Licensee shall have no right to remove any Devices, fixtures, or other personal property of Licensee from the space licensed, and Licensor shall have a lien thereon as security for the payment of all amounts due Licensor under the Agreement.

     14. Assignment. Licensee may not assign this Agreement without prior written approval of Licensor, except that Licensee may assign this Agreement to a wholly-owned subsidiary of Jackpot Enterprises, Inc. without such prior written approval; provided, that such assignee agrees to be bound by all of the terms and conditions of this Agreement and Licensee guarantees the payment and performance by such assignee of its obligations hereunder during the remaining term hereof. Subject to such provision, this Agreement shall bind and its benefits shall inure to the parties hereto, their successors, and assigns.

     15. Notices and Demands. All notices and demands made pursuant to this Agreement shall be sufficient if made in writing and delivered by fax or overnight delivery service______________________________________, or to
Licensee at 1110 Palms Airport Drive, Las Vegas, Nevada 89119. All notices mailed shall be deemed given when mailed.

     16. Relationship Between the Parties. The relationship of Licensor and Licensee shall be solely that of licensor and licensee and nothing herein contained shall be construed to constitute Licensor and Licensee as landlord and tenant, sublandlord and subtenant, partners, joint venturers or any other relationship whatsoever.

     17. Confidentiality. This Agreement and the information contained herein, including but not limited to the fees payable to Licensor by Licensee, is confidential and shall not be disclosed to any person except the gaming licensing authorities of the State of Nevada upon proper request, unless and to the extent required by laws or regulations applicable to the parties.

     18. Existing Agreement. The Parties heretofore entered into a License Agreement dated June 19, 1990 as amended on April 24, 1997 (the "Existing Agreement") for Licensee's operation of Devices in Licensor's Locations. Upon entering into this License Agreement, the Existing Agreement is terminated.

     19. Additional Remedies. In addition to the remedies set forth in this Agreement, Licensor and Licensee shall have all other remedies provided by law to the same extent as if fully set forth herein. No remedy herein conferred upon, or reserved to Licensor or Licensee, shall exclude any other remedy herein or by law provided, but each shall be cumulative.

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                 RITE AID CORPORATION


                                 By /s/ Elliot Gerson
                                    ___________________________
                                    Exec. V.P.

                                 CARDIVAN COMPANY


                                 By /s/ George Congdon
                                   ____________________________
                                   President

               Exhibit A to License Agreement Between
             Rite Aid Corporation and Cardivan Company
                       Dated March 12, 1999

Location                     No. of Machines     Store Hours
__________________________   _______________ ________________________

Rite Aid #6114                    10           24 hours
5991 W. Cheyenne
Las Vegas, NV 89108

Rite Aid #6115                    15           24 hours
2905 S. Maryland Parkway
Las Vegas, NV 89109

Rite Aid #6116                    10           Mon.-Sat. 7 a.m.-9 p.m.
2950 E. Desert Inn                             Sun. 7 a.m.-6 p.m.
Las Vegas, NV 89121

Rite Aid #6121                     6           Mon.-Sat. 8 a.m.-9 p.m.
1327 Highway 395 South                         Sun. 9 a.m. - 7 p.m.
Gardnerville, NV 89410

Rite Aid #6193                    15           24 hours
1515 W. Craig Road
North Las Vegas, NV 89030

Rite Aid #6217                    10           Mon.-Sat. 7 a.m.-9 p.m.
525 E. Windmill                                Sun. 7 a.m.-6 p.m.
Las Vegas, NV 89123

Rite Aid #6220                    10           24 hours
2513 South Nellis
Las Vegas, NV 89121

Rite Aid #6221                    15           24 hours
3845 E. Lake Mead Blvd.
N. Las Vegas, NV 89115

Rite Aid #6222                    10           Mon.-Sat. 7 a.m.-9 p.m.
8500 South Eastern                             Sun. 7 a.m.-6 p.m.
Henderson, NV 89123

Rite Aid #6240                    10           24 hours
10 North Eastern
Las Vegas, NV 89101

Rite Aid #6245                    10           Mon.-Sat. 7 a.m.-9 p.m.
7575 W. Vegas Drive                            Sun. 7 a.m.-6 p.m.
Las Vegas, NV 89128

Rite Aid #6247                    10           Mon.-Fri. 7:30 a.m.-9:00 p.m.
8485 Sun Valley Blvd.                          Sat. 7:30 a.m.-8 p.m.
Sun Valley, NV 89433                           Sun. 9 a.m.-7 p.m.

Rite Aid #6260                    10           Mon.-Sat. 7 a.m.-9 p.m.
8611 Spring Mountain Road                      Sun. 7 a.m.-6 p.m.
Las Vegas, NV 89117

Rite Aid #6261                    10           Mon.-Sat. 7 a.m.-9 p.m.
3115 Las Vegas Blvd.                           Sun. 7 a.m.-6 p.m.
Las Vegas, NV 89109

Rite Aid #6271                    10           24 hours
9350 West Sahara
Las Vegas, NV 89117

Rite Aid #6279                    10           24 hours
1410 E. Prater Way
Sparks, NV 89434
